EXHIBIT 99

David P. Rowland Assumes CFO Role at Accenture

— Richard P. Clark Named Chief Accounting Officer, Effective Sept. 1, 2013 —

NEW YORK; July 1, 2013 — David P. Rowland today assumed the role of chief financial officer of Accenture (NYSE: ACN). The company had previously announced, on March 28, 2013, that Mr. Rowland would succeed Pamela J. Craig as CFO, effective today. Ms. Craig will retire from Accenture on Aug. 31.

As CFO, Mr. Rowland, 52, reports to chairman and CEO Pierre Nanterme. A 30-year Accenture veteran, Mr. Rowland most recently served as senior vice president–Finance, with global responsibility for Accenture’s Finance Operations, including approximately 3,500 finance professionals. He is a member of Accenture’s Global Management Committee.

“David clearly has the financial and operational experience, as well as the leadership capabilities, to excel as Accenture’s CFO,” said Pierre Nanterme, Accenture’s chairman and CEO. “I am confident that he will be an outstanding successor to Pam and will move seamlessly into his new role.

“At the same time, I want to thank Pam again for her significant contributions to Accenture’s growth and success over her distinguished 34-year career with our company. We wish her well in her future endeavors.”

Mr. Rowland said, “I am honored to become Accenture’s CFO. With our focused growth strategy, as well as our differentiated industry and technology expertise, Accenture is well positioned to continue delivering value for our clients and shareholders in the years ahead.”

Accenture also announced today that Richard P. Clark has been appointed chief accounting officer, effective Sept. 1, 2013, in addition to continuing in his current role as Accenture’s corporate controller. Mr. Clark will succeed Anthony G. Coughlan, who has been Accenture’s chief accounting officer since 2004. Mr. Coughlan will continue to lead a number of key finance initiatives, reporting to Mr. Rowland.

Mr. Clark has held many Finance leadership roles during his 29-year career with the company. As Accenture’s corporate controller, he has responsibility for corporate accounting including policy, systems and internal controls. He also oversees external reporting to the SEC and shareholders. Previously, Mr. Clark served as Accenture’s senior managing director of investor relations and held executive positions in several Accenture business areas. Mr. Clark is a certified public accountant. He reports to Mr. Rowland.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 266,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$27.9 billion for the fiscal year ended Aug. 31, 2012. Its home page is www.accenture.com.

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Alex Pachetti

Accenture

+1 (917) 452-5519

alex.pachetti@accenture.com